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                                   EXHIBIT 4.1

                          GELTEX PHARMACEUTICALS, INC.
                                153 Second Avenue
                                Waltham, MA 02154

                                                                 October 4, 1999

Fleet National Bank
One Federal Street
Boston, MA  02110

Gentlemen:

     This letter agreement will set forth certain understandings between GelTex Pharmaceuticals, Inc., a Delaware corporation (the "Borrower") and Fleet National Bank (the "Bank") with respect to the Term Loans (hereinafter defined) which have heretofore been made by the Bank to the Borrower, with respect to Revolving Loans (hereinafter defined) which may be made by the Bank to the Borrower and with respect to letters of credit which may hereafter be issued by the Bank for the account of the Borrower. In consideration of the mutual promises contained herein and in the other documents referred to below, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank agree as follows:

I.  AMOUNTS AND TERMS

     1.1. REFERENCES TO DOCUMENTS. Reference is made to (i) that certain $5,000,000 original principal amount Amended and Restated Facility One Term Note (the "Facility One Term Note") dated as of May 21, 1997 made by the Borrower and payable to the order of the Bank, (ii) that certain $3,000,000 original principal amount promissory note dated October 31, 1997 (the "Facility Two Term Note") made by the Borrower and payable to the order of the Bank, (iii) that certain $3,000,000 face principal amount revolving promissory note of even date herewith (the "Revolving Note") made by the Borrower and payable to the order of the Bank, (iv) that certain Security Agreement (Equipment) dated as of May 21, 1997 (the "Security Agreement") given by the Borrower to the Bank, (v) that certain Account Pledge Agreement of even date herewith (the "Pledge Agreement") from the Borrower to the Bank, and (vi) that certain Notice and Control Agreement (the "Notice") among the Borrower, the Bank and Fleet National Bank, as Financial Intermediary. This letter agreement amends and restates in its entirety, and supersedes, that certain letter agreement dated May 21, 1997, as amended (as so amended, the "Prior Loan Agreement") between the Borrower and the Bank.

     1.2. REVOLVING LOANS; REVOLVING NOTE. Subject to the terms and conditions hereinafter set forth, the Bank will make loans ("Revolving Loans") to the Borrower, in such amounts as the Borrower may request, on any Business Day prior to the first to occur of (i) the Expiration Date, or (ii) the earlier termination of the within-described revolving financing


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arrangements pursuant to ss.5.2 or ss.6.5; provided, however, that the aggregate principal amount of Revolving Loans outstanding shall at no time exceed the Maximum Revolving Amount (hereinafter defined). Within such limit, and subject to the terms and conditions hereof, the Borrower may obtain Revolving Loans, repay Revolving Loans and obtain Revolving Loans again on one or more occasions. The Revolving Loans shall be evidenced by the Revolving Note. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Revolving Note or on the books of the Bank, at or following the time of making each Revolving Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Revolving Loans. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Revolving Loans. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Revolving Note.

     1.3. REPAYMENT; RENEWAL OF REVOLVING LOAN FACILITY. The Borrower shall repay in full all Revolving Loans and all interest thereon upon the first to occur of: (i) the Expiration Date, or (ii) an acceleration under ss.5.2(a) following an Event of Default. The Borrower may prepay, at any time, without penalty or premium, the whole or any portion of any Floating Rate Revolving Loan; provided that on the date of such prepayment the Borrower pays all interest on the Revolving Loan (or portion thereof) so prepaid accrued to the date of such prepayment. Subject to ss.1.12, the Borrower may prepay the whole or any portion of any LIBOR Revolving Loan; provided that (i) the Borrower gives the Bank not less than two (2) Business Days' prior written notice of its intent so to prepay, (ii) the Borrower pays all interest on each LIBOR Revolving Loan (or portion thereof) so prepaid accrued to the date of such prepayment, (iii) any voluntary prepayment with respect to a LIBOR Revolving Loan shall be in a principal amount which is $100,000 or an integral multiple of $100,000 (provided that, in any event, no LIBOR Revolving Loan will remain outstanding in a principal amount of less than $1,000,000), and (iv) if the Borrower for any reason makes any prepayment of a LIBOR Revolving Loan prior to the last day of the Interest Period applicable thereto, the Borrower shall forthwith pay all amounts owing to the Bank pursuant to the provisions of ss.1.12 with respect to such LIBOR Revolving Loan.

     The Bank may, at its sole discretion, renew the revolving financing arrangements described in this letter agreement by extending the Expiration Date in a writing signed by the Bank and accepted by the Borrower. Neither the inclusion in this letter agreement or elsewhere of covenants relating to periods of time after the Expiration Date, nor any other provision hereof, nor any action (except a written extension pursuant to the immediately preceding sentence), non-action or course of dealing on the part of the Bank will be deemed an extension of, or agreement on the part of the Bank to extend, the Expiration Date.

     1.4. INTEREST RATE FOR REVOLVING LOANS. Except as otherwise provided below, interest on the Revolving Loans will be payable at a fluctuating rate per annum (the "Floating Rate") which shall at all times be equal to the Prime Rate as in effect from time to time, with a change in such rate of interest to become effective on each day when a change in the Prime Rate is


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effective. Subject to the conditions set forth herein, the Borrower may elect that any Revolving Loan to be made under ss.1.2 will be made as a LIBOR Revolving Loan. Such election shall be made by the Borrower giving to the Bank a written notice received by the Bank within the time period and containing the information described in the next following sentence (a "LIBOR Revolving Borrowing Notice"). The LIBOR Revolving Borrowing Notice must be received by the Bank no later than 10:00 a.m. (Boston time) on that day which is two Business Days prior to the date of the proposed borrowing, must state that a LIBOR Revolving Loan is being requested and state the amount of the LIBOR Revolving Loan requested (which shall be $100,000 or an integral multiple of $100,000 in excess of $1,000,000), and must specify the proposed commencement date of the relevant Interest Period. Notwithstanding anything provided elsewhere in this letter agreement, the Borrower may not elect any Interest Period with respect to a LIBOR Revolving Loan if such Interest Period would end after the Expiration Date. Any LIBOR Revolving Borrowing Notice shall, upon receipt by the Bank, become irrevocable and binding on the Borrower, and the Borrower shall, upon demand and receipt of a Bank Certificate with respect thereto, forthwith indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure by the Borrower to obtain or maintain any requested LIBOR Revolving Loan, including, without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Bank to fund or maintain such LIBOR Revolving Loan. Each LIBOR Revolving Loan shall be due and payable in full (if not required to be repaid earlier pursuant to the terms of this letter agreement) on the last day of the Interest Period applicable thereto. The principal amount of each LIBOR Revolving Loan so repaid may be reborrowed as a new LIBOR Revolving Loan to the extent and on the terms and conditions contained in this letter agreement by delivery to the Bank of a new LIBOR Revolving Borrowing Notice conforming to the requirements set forth above in this ss.1.4 (and any LIBOR Revolving Loan not repaid and not so reborrowed as a new LIBOR Revolving Loan will be deemed to have been reborrowed as a Floating Rate Revolving Loan). Notwithstanding any other provision of this letter agreement, the Bank need not make any LIBOR Revolving Loan at any time when there exists any Default or Event of Default. In no event will more than five Interest Periods be in effect at any one time.

     Any request for a LIBOR Revolving Loan may be made on behalf of the Borrower only by a duly authorized officer; provided, however, that the Bank may conclusively rely upon any written or facsimile communication received from any individual whom the Bank believes in good faith to be such a duly authorized officer.

     The Bank may, in the future, at the Borrower's request provide to the Borrower with respect to the Revolving Loans caps, collars, swaps and interest-rate protection products, on such terms and for such periods as may be agreed upon by the Bank and the Borrower at the time such facilities are provided.

     1.5. FACILITY ONE TERM LOANS; FACILITY ONE TERM NOTE. Pursuant to ss.1.2 of the Prior Loan Agreement, the Bank has heretofore made a series of term loans (the "Facility One Term Loans") to the Borrower. At the date hereof, the aggregate outstanding principal amount of the Facility One Term Loans is $2,980,140. The Facility One Term Loans are evidenced by the


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Facility One Term Note. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Facility One Term Note or on the books of the Bank, at or following the time of receiving any payment of principal of the Facility One Term Loans, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Facility One Term Loans. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Facility One Term Loans. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Facility One Term Note.

     1.6. PRINCIPAL REPAYMENT OF FACILITY ONE TERM LOANS. The Borrower shall repay principal of the Facility One Term Loans in 11 equal consecutive quarterly installments, each in the amount of $248,345.06, payable on the last day of each calendar quarter, commencing December 31, 1999 and continuing on the last day of each calendar quarter thereafter through and including June 30, 2002, followed by a 12th and final payment due on September 30, 2002 in an amount equal to the then outstanding principal balance of all Facility One Term Loans and all interest then accrued but unpaid thereon. The Borrower may prepay, at any time, without penalty or premium, the whole or any portion of any Facility One Term Loan which is a Floating Rate Term Loan; provided that on the date of any such prepayment the Borrower pays all interest on said Facility One Term Loan (or portion thereof) so prepaid accrued to the date of such prepayment. Subject to ss.1.12, the Borrower may prepay the whole or any portion of any Facility One Term Loan which is a LIBOR Term Loan; provided that (i) the Borrower gives the Bank not less than two (2) Business Days' prior written notice of its intent so to prepay, (ii) the Borrower pays all interest on said Facility One Term Loan (or portion thereof) so prepaid accrued to the date of such prepayment, (iii) any voluntary prepayment with respect to a Facility One Term Loan which is a LIBOR Term Loan shall be in a principal amount which is $100,000 or an integral multiple of $100,000 (provided that, in any event, no Facility One Term Loan which is a LIBOR Term Loan will remain outstanding in a principal amount of less than $1,000,000), and (iv) if the Borrower for any reason makes any prepayment of a Facility One Term Loan which is a LIBOR Term Loan prior to the last day of the Interest Period applicable thereto, the Borrower shall forthwith pay all amounts owing to the Bank pursuant to the provisions of ss.1.12 with respect to such Facility One Term Loan. Any partial prepayment of principal of the Facility One Term Loans will be applied to installments of principal of the Facility One Term Loans thereafter coming due in inverse order of normal maturity. Amounts repaid or prepaid with respect to the Facility One Term Loans are not available for reborrowing.

     1.7. FACILITY TWO TERM LOANS; FACILITY TWO TERM NOTE. Pursuant to ss.1.5A of the Prior Loan Agreement, the Bank has heretofore made a series of term loans (the "Facility Two Term Loans") to the Borrower. At the date hereof, the aggregate outstanding principal amount of the Facility Two Term Loans is $2,375,142. The Facility Two Term Loans are evidenced by the Facility Two Term Note. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Facility Two Term Note or on the books of the Bank, at or following the time of receiving any payment of principal of the Facility Two Term Loans, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Facility Two Term Loans. The amount so noted shall constitute presumptive


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evidence as to the amount owed by the Borrower with respect to principal of the
Facility Two Term Loans. Failure of the Bank to make any such notation not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Facility Two Term Note.

     1.8. PRINCIPAL REPAYMENT OF FACILITY TWO TERM LOANS. The Borrower shall repay principal of the Facility Two Terms in 11 equal consecutive quarterly installments, each in the amount of $107,142.86, payable on the last day of each calendar quarter, commencing December 31, 1999 and continuing on the last day of each calendar quarter thereafter through and including June 30, 2002, followed by a 12th and final payment due on September 30, 2002 in an amount equal to the then outstanding principal balance of all Facility Two Term Loans and all interest then accrued but unpaid thereon. The Borrower may prepay, at any time, without penalty or premium, the whole or any portion of any Facility Two Term Loan which is a Floating Rate Term Loan; provided that on the date of any such prepayment the Borrower pays all interest on said Facility Two Term Loan (or portion thereof) so prepaid accrued to the date of such prepayment. Subject to ss.1.12, the Borrower may prepay the whole or any portion of any Facility Two Term Loan which is a LIBOR Term Loan; provided that (i) the Borrower gives the Bank not less than two (2) Business Days' prior written notice of its intent so to prepay, (ii) the Borrower pays all interest on said Facility Two Term Loan (or portion thereof) so prepaid accrued to the date of such prepayment, (iii) any voluntary prepayment with respect to a Facility Two Term Loan which is a LIBOR Term Loan shall be in a principal amount which is $100,000 or an integral multiple of $100,000 (provided that, in any event, no Facility Two Term Loan which is a LIBOR Term Loan will remain outstanding in a principal amount of less than $1,000,000) and (iv) if the Borrower for any reason makes any prepayment of a Facility Two Term Loan which is a LIBOR Term Loan prior to the last day of the Interest Period applicable thereto, the Borrower shall forthwith pay all amounts owing to the Bank pursuant to the provisions of ss.1.12 with respect to such Facility Two Term Loan. Any partial prepayment of principal of the Facility Two Term Loans will be applied to installments of principal of the Facility Two Term Loans thereafter coming due in inverse order of normal maturity. Amounts repaid or prepaid with respect to the Facility Two Term Loans are not available for reborrowing.

     1.9. INTEREST RATE FOR TERM LOANS. Except as otherwise provided below in this ss.1.9, interest on each of the Term Loans will be payable at the Floating Rate, with a change in such rate of interest to become effective on each day when a change in the Prime Rate becomes effective. Subject to the conditions set forth herein, the Borrower may elect that all or any portion of any Floating Rate Term Loan will be converted to a LIBOR Term Loan and/or that any LIBOR Term Loan will be continued at the expiration of the Interest Period applicable thereto as a new LIBOR Term Loan. Such election shall be made by the Borrower giving to the Bank a written or telephonic notice received by the Bank within the time period and containing the information described in the next following sentence (a "LIBOR Conversion/Continuation Notice"). The LIBOR Conversion/Continuation Notice must be received by the Bank no later than 10:00 a.m. (Boston time) on that day which is two Business Days prior to the date of the proposed borrowing, conversion or continuation, as the case may be, and must specify the amount of the LIBOR Term Loan requested (which shall be $1,000,000 or an integral multiple of $100,000 in excess of $1,000,000), must identify the particular Term Loan or Loans so to be


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converted or continued, as the case may be, and must specify the proposed commencement date of the relevant Interest Period. Notwithstanding anything provided elsewhere in this letter agreement, the Borrower may not elect to have all or any portion of any installment of a Term Loan included in a LIBOR Term Loan if the Interest Period applicable thereto would continue after the due date of such installment. Any LIBOR Conversion/Continuation Notice shall, upon receipt by the Bank, become irrevocable and binding on the Borrower, and the Borrower shall, upon demand and receipt of a Bank Certificate with respect thereto, forthwith indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure by the Borrower to borrow any requested LIBOR Term Loan, including, without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Bank to fund or maintain such LIBOR Term Loan. At the expiration of each Interest Period applicable to a LIBOR Term Loan, the principal amount of such LIBOR Term Loan may be continued as a new LIBOR Term Loan to the extent and on the terms and conditions contained in this letter agreement by delivery to the Bank of a new LIBOR Conversion/Continuation Notice conforming to the requirements set forth above in this ss.1.9 (and any LIBOR Term Loan not repaid and not so continued as a new LIBOR Term Loan will be deemed to have been converted into a Floating Rate Term Loan). Notwithstanding any other provision of this letter agreement, the Bank need not make any LIBOR Term Loan nor allow any conversion of a Floating Rate Term Loan to a LIBOR Term Loan at any time when there exists any Default or Event of Default. In no event will more than five Interest Periods be in effect at any one time.

     Any election to convert all or any portion of the Term Loans to a LIBOR Term Loan may be made on behalf of the Borrower only by a duly authorized officer; provided, however, that the Bank may conclusively rely upon any written or facsimile communication received from any individual whom the Bank believes in good faith to be such a duly authorized officer.

     The Bank may, in the future, at the Borrower's request provide to the Borrower caps, collars, swaps and interest-rate protection products, on such terms and for such periods as may be agreed upon by the Bank and the Borrower at the time such facilities are provided.

     1.10. INTEREST PAYMENTS ON ALL LOANS. The Borrower will pay interest on the principal amount of the Loans outstanding from time to time, from the date hereof until payment of the Loans and the Notes in full and the termination of this letter agreement. Interest on Floating Rate Loans will be payable monthly in arrears on the first day of each month. Interest on each LIBOR Loan will be payable in arrears on the applicable Interest Payment Date. In any event, interest on each Loan shall also be payable on the date of payment of the such Loan in full. Interest on Floating Rate Loans shall be payable at the Floating Rate. The rate of interest payable on any LIBOR Loan will be the LIBOR Interest Rate applicable thereto. Notwithstanding the foregoing, however, after any Event of Default has occurred and for so long as same is continuing, interest on the Loans will accrue and be payable at a rate per annum which at all times shall be equal to the sum of (i) four (4%) percent per annum plus (ii) the Prime Rate in effect from time to time. All interest payable hereunder and/or under any Note will be calculated on the basis of a 360-day year for the actual number of days elapsed.


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     1.11. RATE DETERMINATION PROTECTION. In the event that:

          (i) the Bank shall reasonably determine that, by reason of circumstances affecting the London interbank market or otherwise, adequate and reasonable methods do not exist for ascertaining the LIBOR Interest Rate which would otherwise be applicable during any Interest Period, or

          (ii) the Bank shall reasonably determine that:

               (A) the making or continuation of any LIBOR Loan has been made impracticable or unlawful by (1) the occurrence of any contingency that materially and adversely affects the London interbank market or
          (2) compliance by the Bank with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

               (B) reserve-adjusted LIBOR will not, in the reasonable determination of the Bank, adequately and fairly reflect the cost to the Bank of funding LIBOR Loans for such Interest Period then the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower. In such event the obligations of the Bank to make LIBOR Loans shall be suspended until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall notify the Borrower.

     1.12. PREPAYMENT OF LIBOR LOANS. The following provisions of this ss.1.12 shall be effective only with respect to LIBOR Loans: If, due to acceleration of any Note or due to voluntary prepayment or mandatory repayment or prepayment or due to any other reason, the Bank receives payment of any principal of a LIBOR Loan on any date prior to the last day of the relevant Interest Period or if for any reason any LIBOR Loan is converted to a Floating Rate Loan prior to the expiration of the relevant Interest Period, the Borrower shall, upon demand and receipt of a Bank Certificate from the Bank with respect thereto, pay forthwith to the Bank a yield maintenance fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the Interest Period applicable to the affected LIBOR Loan shall be subtracted from the "cost of funds" component (i.e., reserve-adjusted LIBOR) of the fixed rate in effect at the date of such repayment, prepayment or conversion. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being so repaid, prepaid or converted. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the relevant Interest Period. Said amount shall be reduced to present value calculated by using the number of days remaining in the relevant Interest Period and by using the above-referenced United States Treasury securities rate as the discount rate.


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The resulting amount shall be the yield maintenance fee due to the Bank upon repayment, prepayment or conversion of the applicable LIBOR Loan. Any acceleration of a LIBOR Loan due to an Event of Default will give rise to a yield maintenance fee calculated with the respect to such LIBOR Loan on the date of such acceleration in the same manner as though the Borrower had exercised a right of prepayment at that date, such yield maintenance fee being due and payable at that date.

     1.13. INCREASED COSTS; CAPITAL ADEQUACY.

          (i) If the adoption, effectiveness or phase-in, after the date hereof, of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

               (A) shall subject the Bank to any Imposition or other charge with respect to any LIBOR Loan or the Bank's agreement to make LIBOR Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on any LIBOR Loan or any other amounts due under this letter agreement in respect of the LIBOR Loans or the Bank's agreement to make LIBOR Loans (except for changes in the rate of tax on the over-all net income of the Bank); or

               (B) shall impose, modify or deem applicable any reserve, special deposit, deposit insurance or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding, with respect to any LIBOR Loan, any such requirement already included in the applicable Reserve
          Rate) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting any LIBOR Loans or the Bank's agreement to make LIBOR Loans and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Loan or to reduce the amount of any sum received or receivable by the Bank under this letter agreement or under any Note with respect to any LIBOR Loan by an amount deemed by the Bank to be material, then, upon demand by the Bank and receipt of a Bank Certificate from the Bank with respect thereto, the Borrower shall pay to the Bank such additional amount or amounts as the Bank certifies to be necessary to compensate the Bank for such increased cost or reduction in amount received or receivable.

          (ii) If the Bank shall have determined that the adoption, effectiveness or phase-in after the date hereof of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein after the date


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     hereof, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) has or would have the effect of reducing the return on the Bank's capital with respect to its agreement hereunder with respect to any Loan (whether or not then subject to any LIBOR Interest Rate) or any letter of credit and/or with respect to the Bank's agreements hereunder to make Loans and/or issue letters of credit to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, effectiveness, phase-in, change or compliance and assuming that the Bank's capital was then fully utilized) by any amount deemed by the Bank to be material: (A) the Bank shall promptly after its determination of such occurrence give notice thereof to the Borrower; and (B) the Borrower shall either (1) within 60 days after receipt of such notice terminate all outstanding letters of credit, terminate this letter agreement and repay all Loans then outstanding, together with the interest accrued thereon to the date of payment and such amounts as may be required to be paid under ss.1.12, or
     (2) pay to the Bank as an additional fee from time to time on demand such amount as the Bank certifies to be the amount that will compensate it for such reduction.

          (iii) A Bank Certificate of the Bank claiming compensation under this ss.1.13 shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to the Bank hereunder and the method by which such amounts are determined. In determining any such amount, the Bank may use any reasonable averaging and attribution methods.

          (iv) No failure on the part of the Bank to demand compensation on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion and no failure on the part of the Bank to deliver any Bank Certificate in a timely manner shall in any way reduce any obligation of the Borrower to the Bank under this ss.1.13.

     1.14. ILLEGALITY OR IMPOSSIBILITY. Notwithstanding any other provision of this letter agreement, if the introduction of or any change in or in the interpretation or administration of any law or regulation applicable to the Bank or the Bank's activities in the London interbank market shall make it unlawful, or any central bank or other governmental authority having jurisdiction over the Bank or the Bank's activities in the London interbank market shall assert that it is unlawful, or otherwise make it impossible, for the Bank to perform its obligations hereunder to make LIBOR Loans or to continue to fund or maintain LIBOR Loans, then on notice thereof and demand therefor by the Bank to the Borrower, (i) the obligation of the Bank to fund LIBOR Loans shall terminate and
(ii) all affected LIBOR Loans shall be deemed to have been converted into Floating Rate Loans (with the Borrower to be responsible for any amount payable under ss.1.12 as a consequence of such conversion) at the last day on which such LIBOR Loans may


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legally remain outstanding. Except as provided above in this ss.1.14, the
Borrower will have no right to convert any LIBOR Loan to a Floating Rate Loan prior to the end of the Interest Period applicable to such LIBOR Loan.

     1.15. ADVANCES AND PAYMENTS. The proceeds of the Revolving Loans shall be credited by the Bank to a general deposit account maintained by the Borrower with the Bank or otherwise as the Borrower may direct. The proceeds of each Revolving Loan will be used by the Borrower for working capital and other general corporate purposes.

     The Bank may charge any general deposit account of the Borrower at the Bank with the amount of all payments of interest, principal and other sums due, from time to time, under this letter agreement and/or any Note and/or with respect to any letter of credit; and will thereafter notify the Borrower of the amount so charged. The failure of the Bank so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums as provided herein or in any Note or with respect to any letter of credit.

     Whenever any payment to be made to the Bank hereunder or under any Note or with respect to any letter of credit shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time. All payments by the Borrower hereunder and/or in respect of any Note and/or with respect to any letter of credit shall be made net of any Impositions or taxes and without deduction, set-off or counterclaim, notwithstanding any claim which the Borrower may now or at any time hereafter have against the Bank. All payments of interest, principal and any other sum payable hereunder and/or under any Note and/or with respect to any letter of credit shall be made to the Bank, in lawful currency of the United States in immediately available funds, at its office at One Federal Street, Boston, MA 02110 or to such other address as the Bank may from time to time direct. All payments received by the Bank after 2:00 p.m. on any day shall be deemed received as of the next succeeding Business Day. All monies received by the Bank shall be applied first to fees, charges, costs and expenses payable to the Bank under this letter agreement, any Note and/or any of the other Loan Documents and/or with respect to any letter of credit, next to interest then accrued on account of any Loans or letter of credit obligations and only thereafter to principal of the Loans and letter of credit reimbursement obligations, being applied in such order as the Borrower may designate (and, failing such designation, being applied first against the letter of credit reimbursement obligations, next against the Revolving Loans and thereafter against installments of the Term Loans in inverse order of normal maturity).

     1.16. LETTERS OF CREDIT. At the Borrower's request, the Bank may, from time to time, in its sole discretion issue one or more letters of credit for the account of the Borrower; provided that at the time of such issuance and after giving effect thereto the Aggregate Revolving Bank Liabilities will in no event exceed $3,000,000. Any such letter of credit will be issued for such fee and upon such terms and conditions as may be agreed to by the Bank and the Borrower at the time of issuance. The Borrower hereby authorizes the Bank, without further request from the Borrower, to cause the Borrower's liability to the Bank for reimbursement of funds drawn under any such letter of credit to be repaid from the proceeds of a Revolving Loan to be made hereunder. The Borrower hereby irrevocably requests that such Revolving Loans be made.

     1.17. CONDITIONS TO ADVANCE. Prior to the making of the initial Revolving Loan hereunder or the issuance of any letter of credit hereunder, the Borrower shall deliver to the Bank duly executed copies of this letter agreement, the Pledge Agreement, the Notice, the Revolving Note and the documents and other items listed on the Closing Agenda delivered herewith by the Bank to the Borrower, all of which, as well as all legal matters incident to the transactions contemplated hereby, shall be satisfactory in form and substance to the Bank and its counsel.

     Without limiting the foregoing, any Revolving Loan or letter of credit issuance (including the initial Revolving Loan or letter of credit issuance) is subject to the further conditions precedent that on the date on which such Revolving Loan is made or such letter of credit is issued (and after giving effect thereto):

     (a) All statements, representations and warranties of the Borrower made in this letter agreement shall continue to be correct in all material respects as of the date of such Revolving Loan or issuance of such letter of credit, as the case may be.

     (b) All covenants and agreements of the Borrower contained herein and/or in any of the other Loan Documents shall have been complied with in all material respects on and as of the date of such Revolving Loan or issuance of such letter of credit, as the case may be.

     (c) No event which constitutes, or which with notice or lapse of time or both could constitute, an Event of Default shall have occurred and be continuing.

     (d) No material adverse change shall have occurred in the financial condition of the Borrower from that disclosed in the financial statements then most recently furnished to the Bank, except continuing losses from operations theretofore disclosed to the Bank in writing.

     Each request by the Borrower for any Revolving Loan or for the issuance of a letter of credit, and each acceptance by the Borrower of the proceeds of any Revolving Loan or delivery of a letter of credit, will be deemed a representation and warranty by the Borrower that at the date of such Revolving Loan or letter of credit issuance, as the case may be, and after giving effect thereto, all of the conditions set forth in the foregoing clauses (a)-(d) of this ss.1.17 will be satisfied.

     II. REPRESENTATIONS AND WARRANTIES

     2.1. REPRESENTATIONS AND WARRANTIES. In order to induce the Bank to enter into this letter agreement and to make Revolving Loans and/or issue letters of credit hereunder, the Borrower warrants and represents to the Bank as follows:

     (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Borrower has full corporate power to own its property and conduct its business as now conducted and as proposed to be conducted, to grant the liens contemplated by the Pledge Agreement and to enter into and perform this letter agreement and the other Loan Documents. The Borrower is duly qualified to do business and in good standing in Massachusetts and in each other jurisdiction in which the Borrower maintains any plant, office, warehouse or other facility and in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower, all such jurisdictions being listed on item 2.1(a) of the attached Disclosure Schedule. At the date hereof, the Borrower has no Subsidiaries. The Borrower is not a member of any partnership or joint venture, except as disclosed on said item 2.1(a) of the attached Disclosure Schedule.

     (b) At the date of this letter agreement, no Person is known (without investigation) by the Borrower to own, of record and/or beneficially, more than 5% of the outstanding shares of any class of the Borrower's capital stock, except as set forth on item 2.1(b) of the attached Disclosure Schedule.

     (c) The execution, delivery and performance by the Borrower of this letter agreement and each of the other Loan Documents have been duly authorized by all necessary corporate and other action and do not and will not:

          (i) violate any provision of, or require as a prerequisite to effectiveness any filing (other than filings under the Uniform Commercial
     Code), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;

          (ii) violate any provision of the charter or by-laws of the Borrower, or result in a breach of or constitute a default or require any waiver or consent (other than any such consent which has been obtained prior to the date of this letter agreement) under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected or require any other consent (other than any such consent which has been obtained prior to the date of this letter agreement) of any Person; or

          (iii) result in, or require, the creation or imposition of any lien, security interest or other encumbrance (other than in favor of the Bank), upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

     (d) This letter agreement and each of the other Loan Documents delivered herewith has been duly executed and delivered by the Borrower and each is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms.

     (e) There are no actions, suits or proceedings filed against the Borrower or any Subsidiary of the Borrower, nor (to the knowledge of the Borrower) any investigations pending against the Borrower or any Subsidiary of the Borrower, nor (to the knowledge of the Borrower) any actions, suits, proceedings or investigations threatened by or against the Borrower or any Subsidiary of the Borrower, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could hinder or prevent the consummation of the transactions contemplated hereby or call into question the validity of this letter agreement or any of the other Loan Documents or any action taken or to be taken in connection with the transactions contemplated hereby or thereby or which in any single case or in the aggregate may result in any material adverse change in the business, prospects, condition, affairs or operations of the Borrower or any Subsidiary of the Borrower.

     (f) Neither the Borrower nor any Subsidiary of the Borrower is in violation of any term of its charter or by-laws as now in effect. To the best knowledge of the Borrower, neither the Borrower nor any Subsidiary of the Borrower is in material violation of any term of any mortgage, indenture or judgment, decree or order, or any other material instrument, contract or agreement to which it is a party or by which any of its property is bound.

     (g) The Borrower has filed (and has caused each of its Subsidiaries to file) all federal, foreign, state and local tax returns, reports and estimates required to be filed by the Borrower and/or by any such Subsidiary. To the best knowledge of the Borrower, all such filed returns, reports and estimates are proper and accurate and the Borrower or the relevant Subsidiary has paid all taxes, assessments, impositions, fees and other governmental charges required to be paid in respect of the periods covered by such returns, reports or estimates. No deficiencies for any tax, assessment or governmental charge have been asserted or assessed, and the Borrower knows of no material tax liability or basis therefor.

     (h) To the best knowledge of the Borrower, the Borrower is in compliance with (and each Subsidiary of the Borrower is in compliance with) all requirements of law, federal, foreign, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, failure to comply with any of which could (singly or in the aggregate with all other such failures) have a material adverse effect upon the assets, business, financial condition or prospects of the Borrower. Without limiting the foregoing, the Borrower has all the material franchises, licenses, leases, permits, certificates and authorizations needed for the conduct of its business and the use of its properties and all premises occupied by it, as now conducted, owned and used and as proposed to be conducted, owned and used.

     (i) The audited financial statements of the Borrower as at December 31, 1998 and the management-generated statements of the Borrower as at June 30, 1999, each heretofore delivered to the Bank, are complete and fairly present the financial condition of the Borrower as at the date thereof and for the period covered thereby. To the best of the Borrower's knowledge, except as described on item 2.1(i) of the attached Disclosure Schedule, the Borrower does not have any liability, contingent or otherwise, not disclosed in the aforesaid financial statements or in any notes thereto that could materially affect the financial condition of the Borrower. Since December 31, 1998, here has been no material adverse development in the business, condition or prospects of the Borrower (except for continuing losses from operations as heretofore disclosed in writing to the Bank), and the Borrower has not entered into any material transaction other than in the ordinary course.

     (j) As of the date of this letter agreement, the principal place of business and chief executive offices of the Borrower are located at 153 Second Avenue, Waltham, MA 02154. All of the books and records of the Borrower are located at said address. Except as described on item 2.1(j) of the attached Disclosure Schedule, no assets of the Borrower are located at any address other than at the above address.

     (k) The Borrower owns or has a valid right to use all of the material patents, licenses, copyrights, trademarks and trade names now being used to conduct its business. To the best of the Borrower's knowledge (after conducting reasonable investigation), the conduct of the Borrower's business as now operated does not conflict with valid patents, copyrights, trademarks or trade names of others in any manner that could materially adversely affect the business, prospects, assets or condition, financial or otherwise, of the Borrower.

     (l) None of the executive officers or key employees of the Borrower is subject to any agreement in favor of anyone other than the Borrower which materially limits or restricts that person's right to engage in the type of business activity conducted or proposed to be conducted by the Borrower or which grants to anyone other than the Borrower any rights in any inventions or other ideas susceptible to legal protection developed or conceived by any such officer or key employee.

     (m) The Borrower is not a party to any contract or agreement which now has or, as far as can be foreseen by the Borrower at the date hereof, may have a material adverse effect on the financial condition, business, prospects or properties of the Borrower.

     (n) The Borrower has reviewed the software and hardware which it uses in its business for "Year 2000" compliance and has determined that such software and hardware will continue to function in the manner intended without interruption of service or other difficulty resulting from the "Year 2000 problem". The Borrower will, at the request of the Bank, provide such reports and such other information as the Bank may reasonably request in order to evidence such Year 2000 compliance.

     III. AFFIRMATIVE COVENANTS AND REPORTING REQUIREMENTS

     Without limitation of any other covenants and agreements contained herein or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Revolving Loan or any Term Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding:

     3.1. LEGAL EXISTENCE; QUALIFICATION; COMPLIANCE. The Borrower will maintain (and will cause each Subsidiary of the Borrower to maintain) its corporate existence and good standing in the jurisdiction of its incorporation. The Borrower will remain qualified to do business in Massachusetts. The Borrower will qualify to do business and will remain qualified and in good standing (and the Borrower will cause each Subsidiary of the Borrower to qualify and remain qualified and in good standing) in each other jurisdiction where the Borrower or such Subsidiary, as the case may be, maintains any plant, office, warehouse or other facility and in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary. The Borrower will comply with (and will cause each Subsidiary of the Borrower to comply with) its charter documents and by-laws. The Borrower will comply with (and will cause each Subsidiary of the Borrower to comply with) all applicable laws, rules and regulations (including, without limitation, ERISA and those relating to environmental protection) other than (i) laws, rules or regulations the validity or applicability of which the Borrower or such Subsidiary shall be contesting in good faith by proceedings which serve as a matter of law to stay the enforcement thereof and (ii) those laws, rules and regulations the failure to comply with any of which could not (singly or in the aggregate) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary.

     3.2. MAINTENANCE OF PROPERTY; INSURANCE. The Borrower will maintain and preserve (and will cause each Subsidiary of the Borrower to maintain and preserve) all of its fixed assets used in its business in good working order and condition, making all necessary repairs thereto and replacements thereof. The Borrower will maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be reasonably satisfactory to the Bank from time to time and in any event all such insurance as may from time to time be customary for companies conducting a business similar to that of the Borrower in similar locales.

     3.3. PAYMENT OF TAXES AND CHARGES. The Borrower will pay and discharge (and will cause each Subsidiary of the Borrower to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, including, without limitation, taxes, assessments, charges or levies relating to real and personal property, franchises, income, unemployment, old age benefits, withholding, or sales or use, prior to the date on which penalties would attach thereto, and all lawful claims (whether for any of the foregoing or otherwise) which, if unpaid, might give rise to a lien upon any property of the Borrower or any such Subsidiary, except any of the foregoing which is being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which the Borrower has established and is maintaining adequate reserves. The Borrower will pay, and will cause each of its Subsidiaries to pay, in a timely manner, all material lease obligations, material trade debt, material purchase money obligations and material equipment lease obligations. The Borrower will perform and fulfill all material covenants and agreements under any material leases of real estate, material agreements relating to purchase money debt, material equipment leases and other material contracts. The Borrower will maintain in full force and effect, and comply with the terms and conditions of, all permits, permissions and licenses necessary or desirable for its business.

     3.4. ACCOUNTS. The Borrower will maintain its primary operating accounts with the Bank.

     3.5. CONDUCT OF BUSINESS. The Borrower will conduct, in the ordinary course, the business in which it is presently engaged, being that business which is customarily undertaken by companies engaged in the biomedical, biotechnology or pharmaceutical industries. The Borrower will not, without the prior written consent of the Bank, directly or indirectly (itself or through any Subsidiary) enter into any other unrelated lines of business, businesses or ventures.

     3.6. REPORTING REQUIREMENTS. The Borrower will furnish to the Bank (or cause to be furnished to the Bank):

          (i) Within 90 days after the end of each fiscal year of the Borrower, a copy of the Borrower's Annual Report on Form 10-K for such fiscal year, as filed with the SEC. Such Annual Report will contain or will be accompanied by the annual audit report for such fiscal year for the Borrower, including therein consolidated (and, if the Borrower then has any Subsidiaries, consolidating) balance sheets of the Borrower and Subsidiaries as at the end of such fiscal year and related consolidated (and, if the Borrower then has any Subsidiaries, consolidating) statements of income, stockholders' equity and cash flow for the fiscal year then ended. The annual consolidated financial statements shall be audited by the Borrower's independent public accountants, such audit report to be in such form as is generally recognized as "unqualified". The Borrower will also deliver to the Bank, within 90 days after the commencement of each fiscal year, projections of sales, income and expenses of the Borrower for such fiscal year, prepared by the Borrower's management and approved by the Borrower's Board of Directors, such projections to be in such detail as is reasonably satisfactory to the Bank.

          (ii) Within 45 days after the end of each fiscal quarter of the Borrower, a copy of the Borrower's Quarterly Report on Form 10-Q for such fiscal quarter, as filed with the SEC. Such Quarterly Report will contain or will be accompanied by consolidated and consolidating balance sheets of the Borrower and Subsidiaries and related consolidated (and, if the Borrower then has any Subsidiaries, consolidating) statements of income and cash flow, unaudited but prepared in accordance with generally accepted accounting principles consistently applied fairly presenting the financial condition of the Borrower and Subsidiaries as at the dates thereof and for the periods covered thereby (except that such quarterly statements need not contain notes to the financial statements) and certified as complete by the chief financial officer of the Borrower, such balance sheets to be as at the end of such fiscal quarter and such statements of income and cash flow to be for such fiscal quarter and for the year to date, in each case together with a comparison to the results for the corresponding fiscal period of the immediately prior fiscal year.

          (iii) At the time of delivery of each annual or quarterly report or financial statement of the Borrower, a certificate executed by the chief financial officer of the Borrower stating that he or she has reviewed this letter agreement and the other Loan Documents and has no knowledge of any default by the Borrower in the performance or observance of any of the provisions of this letter agreement or of any of the other Loan Documents or, if he or she has such knowledge, specifying each such default and the nature thereof. Each financial statement given as at the end of any fiscal quarter of the Borrower will also set forth the calculations necessary to evidence compliance with ss.ss.3.7-3.9.

          (iv) Promptly after receipt, a copy of all audits or reports submitted to the Borrower by independent public accountants in connection with any annual, special or interim audits of the books of the Borrower and any "management letter" prepared by such accountants.

          (v) As soon as possible and in any event within five days after the occurrence of any Default or Event of Default, the statement of the Borrower setting forth details of each such Default or Event of Default and the action which the Borrower proposes to take with respect thereto.

          (vi) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which the Borrower or any Subsidiary of the Borrower is a party; provided, however, that the Borrower will not be required by this clause
     (vi) to notify the Bank of any proceedings with governmental departments that are ordinary and customary for companies in the biotechnology industry and which would not reasonably be expected to have a material adverse effect on the Borrower.

          (vii) Promptly upon filing any registration statement or listing application, a copy of same.

          (viii) As long as the Borrower has a class of securities which is publicly traded, a copy of each periodic or current report of the Borrower filed with the SEC or any successor agency and each annual report, proxy statement and other communication sent by the Borrower to shareholders or other securityholders generally, such copy to be provided to the Bank promptly upon such filing with the SEC or such communication with shareholders or securityholders, as the case may be.

          (ix) Promptly after the Borrower has knowledge thereof, written notice of any development or circumstance which may reasonably be expected to have a material adverse effect on the Borrower or its business, properties, assets, Subsidiaries or condition, financial or otherwise.

          (x) Promptly upon request, such other information respecting the financial condition, operations, receivables, inventory, machinery or equipment of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

     3.7. CAPITAL BASE. The Borrower will maintain, as at the end of each fiscal quarter of the Borrower (commencing with its results as at June 30, 1999), a consolidated Capital Base of not less than $60,000,000.

     3.8. LIQUIDITY. The Borrower will maintain, as at the end of each fiscal quarter of the Borrower (commencing with its results as at June 30, 1999), a ratio of Net Quick Assets to Total Liabilities, which ratio shall be not less than 1.5 to 1.

     3.9. DEBT SERVICE COVERAGE. As used herein, "Determination Date" means the last day of each fiscal quarter of the Borrower. The Borrower will maintain on a consolidated basis, as at each Determination Date (commencing with its results as at June 30, 1999), a Debt Service Coverage Ratio of not less than 2.0 to 1. As used herein, the "Debt Service Coverage Ratio", as determined as at any Determination Date, means the ratio of (x) Earnings Available of the Borrower and Subsidiaries for the 12-month period ending on such Determination Date to
(y) the total of (1) all interest on any Indebtedness (whether senior or subordinated, long-term or current), which interest was paid or payable or accrued by the Borrower or any Subsidiary of the Borrower during such 12-month period ending on such Determination Date, plus (2) the aggregate current maturities of long-term debt of the Borrower and Subsidiaries outstanding at such Determination Date. Notwithstanding the foregoing, the Borrower need not comply with the foregoing provisions of this ss.3.9 as at any Determination Date if the Borrower's Unencumbered Cash Balance as at such Determination Date exceeds $50,000,000.

     3.10. BOOKS AND RECORDS. The Borrower will maintain (and will cause each of its Subsidiaries to maintain) complete and accurate books, records and accounts which will at all times accurately and fairly reflect all of its transactions in accordance with generally accepted accounting principles consistently applied. The Borrower will, at any reasonable time and from time to time upon reasonable notice and during normal business hours (and at any time and without any necessity for notice following the occurrence of an Event of Default), permit the Bank, and any agents or representatives thereof, to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of the Borrower and any of its Subsidiaries, and to discuss its affairs, finances and accounts with its officers, directors and/or independent accountants, all of whom are hereby authorized and directed to cooperate with the Bank in carrying out the intent of this ss.3.10. Notwithstanding the foregoing, (i) unless an Event of Default has occurred, the Bank shall not exercise the rights of access and inspection described in the immediately preceding sentence more than once in any calendar year and (ii) such rights of access and inspection are subject to the execution by the Bank of such confidentiality agreement as may be reasonably requested by the Borrower and is reasonably satisfactory to the Bank.

     IV. NEGATIVE COVENANTS

     Without limitation of any other covenants and agreements contained herein or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Revolving Loan or any Term Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding:

     4.1. INDEBTEDNESS. Without the prior written consent of the Bank, the Borrower will not create, incur, assume or suffer to exist any Indebtedness (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness), except for:

          (i) Indebtedness owed to the Bank, including, without limitation, the Indebtedness represented by the Notes and any Indebtedness in respect of letters of credit issued by the Bank;

          (ii) Indebtedness of the Borrower or any Subsidiary for taxes, assessments and governmental charges or levies not yet due and payable;

          (iii) unsecured current liabilities of the Borrower or any Subsidiary (other than for money borrowed or for purchase money Indebtedness with respect to fixed assets) incurred upon customary terms in the ordinary course of business;

          (iv) purchase money Indebtedness (including, without limitation, Indebtedness in respect of capitalized equipment leases) owed to equipment vendors, equipment lessors and other Persons providing purchase money financing to the Borrower for equipment purchased or leased by the Borrower for use in the Borrower's business, provided that the total of Indebtedness permitted under this clause (iv) plus presently-existing equipment financing permitted under clause (v) of this ss.4.1 will not exceed $9,000,000 in the aggregate outstanding at any one time, and further provided that if the terms of any financing permitted under this clause
     (iv) contain financial covenants in addition to, or with requirements more stringent than, the financial covenants set forth in ss.ss.3.7-3.9 above, the Borrower will, forthwith upon the Bank's request, enter into such amendments to this letter agreement as the Bank may request in order to give the Bank the benefit of such additional or more stringent covenants;

          (v) other Indebtedness (not described in any of clauses (i)-(iv) above) existing at the date hereof (including, without limitation, any existing Indebtedness to Silicon Valley Bank), but only to the extent set forth on item 4.1 of the attached Disclosure Schedule; and

          (vi) any guaranties or other contingent liabilities expressly permitted pursuant to ss.4.3.

     4.2. LIENS. The Borrower will not create, incur, assume or suffer to exist (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, "Liens"), upon or with respect to any of its property or assets (including, without limitation, any trustee process affecting any account maintained by the Borrower with the Bank), now owned or hereafter acquired, except that the foregoing restrictions shall not apply to:

          (i) Liens for taxes, assessments or governmental charges or levies on property of the Borrower or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty or are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay any enforcement thereof and as to which adequate reserves are maintained;

          (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves are maintained;

          (iii) pledges or deposits under workmen's compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

          (iv) Liens in favor of the Bank;

          (v) Liens in favor of equipment vendors, equipment lessors and other Persons securing purchase money Indebtedness to the extent permitted by clause (iv) of ss.4.1; provided that no such Lien will extend to any property of the Borrower other than the specific items of equipment financed; or

          (vi) other Liens existing at the date hereof (including, without limitation, any existing Liens in favor of Silicon Valley Bank to the extent, but only to the extent, that same encumber specific items of equipment financed by Silicon Valley Bank), but only to the extent and with the relative priorities set forth on item 4.2 of the attached Disclosure Schedule.

     Without limitation of the foregoing, the Borrower covenants and agrees that it will not enter into (and represents and warrants that it is not now a party to or subject to) any agreement or understanding with any Person other than the Bank which could prohibit or restrict in any manner the right of the Borrower to grant Liens on its assets to the Bank, except an existing agreement with Silicon Valley Bank heretofore disclosed to the Bank.

     4.3. GUARANTIES. The Borrower will not, without the prior written consent of the Bank, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) (and will not permit any of its Subsidiaries so to assume, guaranty or become directly or contingently liable) in connection with any indebtedness of any other Person, except (i) guaranties by endorsement for deposit or collection in the ordinary course of business, and (ii) guaranties existing at the date hereof and described on item 4.3 of the attached Disclosure Schedule.

     4.4. DIVIDENDS. The Borrower will not, without the prior written consent of the Bank, make any distributions to its shareholders, pay any dividends (other than dividends payable solely in capital stock of the Borrower) or redeem, purchase or otherwise acquire, directly or indirectly any of its capital stock. Notwithstanding the foregoing, the Borrower may repurchase unvested shares of the capital stock of former employees of the Borrower, provided that (1) at the time of each such repurchase there shall be no Default or Event of Default and no Default or Event of Default shall result from such repurchase and (2) the aggregate expenditure for such repurchase in any fiscal year shall not exceed $9,000.

     4.5. LOANS AND ADVANCES. The Borrower will not make (and will not permit any Subsidiary to make) any loans or advances to any Person, including, without limitation, the Borrower's directors, officers and employees, except (i) existing officer loans described in item 4.5 of the attached Disclosure Schedule and (ii) future advances to directors, officers or employees with respect to expenses incurred by them in the ordinary course of their duties and advances against salary, all of which future loans and advances will not exceed, in the aggregate, $250,000 outstanding at any one time.

     4.6. INVESTMENTS. The Borrower will not, without the Bank's prior written consent, invest in, hold or purchase any stock or securities of any Person (nor will the Borrower permit any of its Subsidiaries to invest in, purchase or hold any such stock or securities) except: (i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof; (ii) other investment grade debt securities; (iii) mutual funds, the assets of which are primarily invested in items of the kind described in the foregoing clauses (i) and (ii) of this ss.4.6; (iv) deposits with or certificates of deposit issued by the Bank and any other obligations of the Bank or the Bank's parent; (v) deposits in any other bank organized in the United States having capital in excess of $100,000,000; (vi) any other Guideline Investments (hereinafter defined); (vii) investments in any Subsidiaries now existing or hereafter created by the Borrower pursuant to ss.4.7 below and any De Minimis Investment (hereinafter defined); provided that in any event the Tangible Net Worth of the Borrower alone (exclusive of its investment in Subsidiaries and any debt owed by any Subsidiary to the Borrower and exclusive of any De Minimis Investments) will not be less than 90% of the consolidated Tangible Net Worth of the Borrower and Subsidiaries; and (viii) the Borrower's investment in any "R&D Entity" (hereinafter defined).

     4.7. SUBSIDIARIES; ACQUISITIONS. The Borrower will not, without the prior written consent of the Bank, make any acquisition of all or substantially all of the stock of any other

Person or of all or substantially all of the assets of any other Person. The Borrower will not become a partner in any partnership. The Borrower will promptly inform the Bank if it forms any Subsidiaries.

     4.8. MERGER. The Borrower will not, without the prior written consent of the Bank, merge or consolidate with any Person, or sell, lease, transfer or otherwise dispose of any material portion of its assets (whether in one or more transactions), other than sale of inventory in the ordinary course; except that the Borrower may, without being deemed to be in violation of this ss.4.8, (i) license any of its intellectual property to another Person on commercially reasonable terms or (ii) transfer any of its intellectual property to a R&D Entity for reasonable consideration.

     4.9. AFFILIATE TRANSACTIONS. The Borrower will not, without prior written consent of the Bank, enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any affiliate of the Borrower, except pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arms'-length transaction with any Person not an affiliate; provided that nothing in this ss.4.9 shall be deemed to restrict the payment of salary, other similar payments or the granting of stock options to any officer or director of the Borrower at a level consistent with the salary, other payments and stock option grants being paid and made at the date of this letter agreement, nor to prevent the hiring of additional officers at a salary level and with stock option grants consistent with industry practice, nor to prevent reasonable periodic increases in salary and additional stock option grants. For the purposes of this letter agreement, "affiliate" means any Person which, directly or indirectly, controls or is controlled by or is under common control with the Borrower; any officer or director of the Borrower; any Person owning of record or beneficially, directly or indirectly, 5% or more of any class of capital stock of the Borrower or 5% or more of any class of capital stock or other equity interest having voting power (under ordinary circumstances) of any of the other Persons described above; and any member of the immediate family of any of the foregoing. "Control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, whether through ownership of voting equity, by contract or otherwise.

     4.10. CHANGE OF ADDRESS, ETC. The Borrower will not change its corporate name or legal structure, nor will the Borrower change its chief executive offices or principal place of business from the premises described in the first sentence of ss.2.1(j), without, in each instance, giving the Bank at least 30 days' prior written notice and providing all such financing statements, certificates and other documentation as the Bank may request in order to maintain the perfection and priority of the security interests granted or intended to be granted pursuant to the Security Agreement and/or the Pledge Agreement. The Borrower will not change its fiscal year or materially change its methods of financial reporting unless, in each instance, prior written notice of such change is given to the Bank and prior to such change the Borrower enters into amendments to this letter agreement in form and substance reasonably satisfactory to the Bank in order to preserve unimpaired the rights of the Bank and the obligations of the Borrower hereunder.

     4.11. HAZARDOUS WASTE. Except as provided below, the Borrower will not dispose of or suffer or permit to exist any hazardous material or oil on any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, nor shall the Borrower store (or permit any Subsidiary to store) on any site or vessel owned, occupied or operated by the Borrower or any such Subsidiary, or transport or arrange the transport of, any hazardous material or oil (the terms "hazardous material", "oil", "site" and "vessel", respectively, being used herein with the meanings given those terms in Mass. Gen. Laws, Ch. 21E or any comparable terms in any comparable statute in effect in any other relevant jurisdiction). The Borrower shall provide the Bank with written notice of (i) the intended storage or transport of any hazardous material or oil by the Borrower or any Subsidiary of the Borrower, (ii) any potential or known release or threat of release of any hazardous material or oil at or from any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, and (iii) any incurrence of any expense or loss by any government or governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower or any Subsidiary of the Borrower may be liable. Notwithstanding the foregoing, the Borrower and its Subsidiaries may use, store and transport, and need not notify the Bank of the use, storage or transportation of, (x) oil in reasonable quantities, as fuel for heating of their respective facilities or for vehicles or machinery used in the ordinary course of their respective businesses and (y) hazardous materials that are solvents, cleaning agents or other materials used in the ordinary course of the respective business operations of the Borrower and its Subsidiaries, as long as in any case the Borrower or the Subsidiary concerned (as the case may be) has obtained and maintains in effect any necessary governmental permits, licenses and approvals, complies with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safety procedures that a prudent businessperson conducting a business the same as or similar to that of the Borrower or such Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) only through licensed providers of hazardous waste removal services.

     4.12. NO MARGIN STOCK. No proceeds of any Loan shall be used directly or indirectly to purchase or carry any margin security.

     4.13. SUBORDINATED DEBT. The Borrower will not directly or indirectly make any optional or voluntary prepayment or purchase of Subordinated Debt or modify, alter or add any provisions with respect to payment of Subordinated Debt. In any event, the Borrower will not make any payment of any principal of or interest on any Subordinated Debt at any time when there exists, or if there would result therefrom, any Default or Event of Default hereunder.

     V. DEFAULT AND REMEDIES

     5.1. EVENTS OF DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default hereunder:

     (a) The Borrower shall fail to make any payment of principal of or interest on the Revolving Note or any Term Note on or before the date when due and such failure to pay shall continue for 5 days after the relevant due date; or the Borrower shall fail to pay when due any amount owed to the Bank with respect to any letter of credit now or hereafter issued by the Bank and such failure to pay shall continue uncured for 5 days after the relevant due date; or

     (b) Any representation or warranty of the Borrower contained herein shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by the Borrower in connection with any Loan or letter of credit shall at any time prove to have been incorrect in any material respect when made; or

     (c) The Borrower shall default in the performance or observance of any agreement or obligation under any of ss.ss.3.1, 3.3 (first sentence only), 3.6, 3.7, 3.8 or 3.9 or any provision of Article IV; or

     (d) The Borrower shall default in the performance of any other term, covenant or agreement contained in this letter agreement and such default shall continue unremedied for 30 days after written notice thereof shall have been given to the Borrower; or

     (e) Any default on the part of the Borrower or any Subsidiary of the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any other contract, agreement or undertaking now existing or hereafter entered into with or for the benefit of the Bank (or any affiliate of the Bank); or

     (f) Any default shall exist and remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, if any, with respect to any Subordinated Debt of the Borrower or with respect to any instrument evidencing, guaranteeing or otherwise relating to any such Subordinated Debt, or any such Subordinated Debt shall have been declared to be due and payable prior to its stated maturity; or

     (g) Any default shall exist and remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, if any, with respect to
(i) any Indebtedness now or hereafter owed by the Borrower to Silicon Valley Bank in any amount or (ii) any other Indebtedness of the Borrower or any Subsidiary of the Borrower in excess of $500,000 in aggregate principal amount, or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Indebtedness now or hereafter owed to Silicon Valley Bank in any amount or any such other Indebtedness in excess of $500,000 in aggregate principal amount shall have been declared to be due and payable prior to its stated maturity; or

     (h) The Borrower shall be dissolved, or the Borrower or any Subsidiary of the Borrower shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property of the Borrower or any such Subsidiary, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower or any such

Subsidiary under the laws of any jurisdiction (except for an involuntary proceeding filed against the Borrower or any Subsidiary of the Borrower which is dismissed within 60 days following the institution thereof); or

     (i) Any execution or similar process for an amount in excess of $100,000 shall be issued or levied against any property of the Borrower or any Subsidiary and such execution or similar process shall not be paid, stayed, released, vacated or fully bonded within 10 days after its issue or levy; or

     (j) Any final uninsured judgment in excess of $100,000 shall be entered against the Borrower or any Subsidiary of the Borrower by any court of competent jurisdiction and shall not be paid or stayed within 30 days after entry thereof; or

     (k) The Borrower or any Subsidiary of the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower or any Subsidiary of the Borrower to the PBGC which, in each case, in the reasonable opinion of the Bank may have a material adverse effect upon the financial condition of the Borrower or any such Subsidiary; or

     (l) The Security Agreement, the Pledge Agreement or any other Loan Document shall for any reason (other than due to payment in full of all amounts secured or evidenced thereby or due to discharge in writing by the Bank) not remain in full force and effect; or

     (m) The liens of the Bank in and on any of the Collateral covered or intended to be covered by the Security Agreement or the Pledge Agreement shall for any reason (other than written release by the Bank) not be fully perfected liens; or

     (n) If, at any time, more than 50% of any class of voting stock of the Borrower shall be held, of record and/or beneficially, by any Person or by any "group" (as defined in the Securities Exchange Act of 1934, as amended, and the regulations thereunder); or

     (o) If, for any reason, Mark Skaletsky is not serving as an executive officer of the Borrower actively involved in the Borrower's management, unless replaced as such executive officer by another individual reasonably satisfactory to the Bank.

     5.2. RIGHTS AND REMEDIES ON DEFAULT. Upon the occurrence of any Event of Default, in addition to any other rights and remedies available to the Bank hereunder or otherwise, the Bank may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

     (a) Declare the entire unpaid principal amount of each of the Notes then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this letter agreement, and all other Indebtedness of the Borrower to the Bank, to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

     (b) Terminate the revolving financing arrangements provided for by this letter agreement.

     (c) Exercise all rights and remedies hereunder, under the Pledge Agreement, under the Revolving Note, under each Term Note and under each and any other agreement with the Bank; and exercise all other rights and remedies which the Bank may have under applicable law.

     5.3. SET-OFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits and any other Indebtedness at any time held or owing by the Bank or any affiliate thereof to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Bank under this letter agreement or otherwise, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of other collateral. As security for the Obligations, the Borrower also grants to the Bank a security interest with respect to all its deposits and all securities or other property in the possession of the Bank or any affiliate of the Bank from time to time, and, upon the occurrence of any Event of Default, the Bank may exercise all rights and remedies of a secured party under the Uniform Commercial Code. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY THE BANK OF ITS RIGHT OF SET-OFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

     5.4. LETTERS OF CREDIT. Without limitation of any other right or remedy of the Bank, (i) if an Event of Default shall have occurred and the Bank shall have accelerated the Revolving Loans or (ii) if this letter agreement and/or the revolving financing arrangements described herein shall have expired or shall have been earlier terminated by either the Bank or the Borrower for any reason, the Borrower will forthwith deposit with the Bank in cash a sum equal to the total of all then undrawn amounts of all outstanding letters of credit issued by the Bank for the account of the Borrower.

     VI. MISCELLANEOUS

     6.1. COSTS AND EXPENSES. The Borrower agrees to pay, on demand and delivery of a Bank Certificate therefor, all costs and expenses (including, without limitation, reasonable legal fees) of the Bank in connection with the preparation, execution and delivery of this letter agreement, the Pledge Agreement, the Revolving Note and all other instruments and documents to be delivered in connection with any Loan or letter of credit issued hereunder and any amendments or modifications of any of the foregoing, as well as the costs and expenses (including, without limitation, the reasonable fees and expenses of legal counsel) incurred by the Bank in connection with preserving, enforcing or exercising, upon default, any rights or remedies under this letter agreement, the Pledge Agreement, the Revolving Note, the Term Notes, the Security Agreement and all other instruments and documents delivered or to be delivered hereunder or in connection herewith, all whether or not legal action is instituted. In addition, the Borrower shall be obligated to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this letter agreement, the Pledge Agreement, the Revolving Note, the Term Notes, the Security Agreement and all other instruments and documents to be delivered in connection with any Obligation. Any fees, expenses or other charges which the Bank is entitled to receive from the Borrower under this Section shall bear interest from that date which is 30 days after the date of any demand therefor until the date when paid at a rate per annum equal to 2% per annum the highest per annum rate otherwise payable under any of the Notes (but in no event in excess of the maximum rate permitted by then applicable law).

     6.2. OTHER AGREEMENTS. The provisions of this letter agreement are not in derogation or limitation of any obligations, liabilities or duties of the Borrower under any of the other Loan Documents or any other agreement with or for the benefit of the Bank. No inconsistency in default provisions between this letter agreement and any of the other Loan Documents or any such other agreement will be deemed to create any additional grace period or otherwise derogate from the express terms of each such default provision. No covenant, agreement or obligation of the Borrower contained herein, nor any right or remedy of the Bank contained herein, shall in any respect be limited by or be deemed in limitation of any inconsistent or additional provisions contained in any of the other Loan Documents or any such other agreement.

     6.3. FEES. In respect of the within arrangements for Revolving Loans, the Borrower is this day paying to the Bank a non-refundable facility fee of $15,000. This fee is in addition to any and all other fees and charges which may now or hereafter become payable with respect to any other credit facilities or services which may now or hereafter be provided by the Bank to or on behalf of the Borrower and/or any of its Subsidiaries.

     6.4. ADDRESSES FOR NOTICES, ETC. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be mailed or delivered to the applicable party at the address indicated below:

          If to the Borrower:

          GelTex Pharmaceuticals, Inc.
          153 Second Avenue
          Waltham, MA  02154
          Attention:  Paul Mellett, Chief Financial Officer

          If to the Bank:

          Fleet National Bank
          High Technology Division
          Mail Code:  MA OF D07A
          One Federal Street
          Boston, MA  02110
          Attention:  Kimberly A. Martone, Senior Vice President

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed delivered on the earlier of (i) the date received or (ii) the date of delivery, refusal or non-delivery indicated on the return receipt if deposited in the United States mails, sent postage prepaid, certified or registered mail, return receipt requested, addressed as aforesaid.

     6.5. BINDING EFFECT; ASSIGNMENT; TERMINATION. This letter agreement shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the Borrower and the Bank and their respective permitted successors and assigns. The Borrower may not assign this letter agreement or any rights hereunder without the express written consent of the Bank. The Bank may, in accordance with applicable law, from time to time assign or grant participations in this letter agreement, any of the Loans, any of the Notes and/or any letters of credit issued hereunder. Without limitation of the foregoing generality,

          (i) The Bank may at any time pledge all or any portion of its rights under the Loan Documents (including any portion of any Note) to any of the 12 Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

          (ii) The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrower, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in any or all of the Loans held by the Bank hereunder. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder. The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective assignees and Participants; provided that the Bank shall require any such prospective assignee or Participant to agree in writing to maintain the confidentiality of such information to the same extent as the Bank would be required to maintain such confidentiality.

The Borrower may terminate this letter agreement and the financing arrangements made herein by giving written notice of such termination to the Bank provided that no such termination will release or waive any of the Bank's rights or remedies or any of the Borrower's obligations under this letter agreement or any of the other Loan Documents unless and until the Borrower has paid in full all Loans and all interest thereon and all fees and charges payable in connection therewith and all letters of credit issued hereunder have been terminated.

     6.6. CONSENT TO JURISDICTION. The Borrower irrevocably submits to the non-exclusive jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this letter agreement and/or any of the Notes. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Borrower agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effected upon the Borrower in one of the manners specified in the following paragraph of this ss.6.6 or as otherwise permitted by law.

     The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph of this ss.6.6 either (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address set forth in ss.6.4 (as such address may be changed from time to time pursuant to said ss.6.4) or (ii) by serving a copy thereof upon it at its address set forth in ss.6.4 (as such address may be changed from time to time pursuant to said ss.6.4).

     6.7. SEVERABILITY. In the event that any provision of this letter agreement or the application thereof to any Person, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this letter agreement, and the application of such provision to Persons, properties or circumstances other than those as to which it has been held invalid and unenforceable, shall not be affected thereby, and each provision of this letter agreement shall be valid and enforced to the fullest extent permitted by law.

     6.8. GOVERNING LAW. This letter agreement and the Notes shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts.

     6.9. REPLACEMENT NOTE. Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of any Note or of any other Loan Document which is not of public record and, in the case of any such mutilation, upon surrender and cancellation of the relevant Note or other Loan Document, the Borrower will issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount (as to any Note) and in any event of like tenor.

     6.10. USURY. All agreements between the Borrower and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of any Note or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the Indebtedness represented by any Note exceed the maximum permissible under applicable law. In this regard, it is expressly agreed that it is the intent of the Borrower and the Bank, in the execution, delivery and acceptance of the Notes, to contract in strict compliance with the laws of The Commonwealth of Massachusetts. If, under any circumstances whatsoever, performance or fulfillment of any provision of any of the Notes or any of the other Loan Documents at the time such provision is to be performed or fulfilled shall involve exceeding the limit of validity prescribed by applicable law, then the obligation so to be performed or fulfilled shall be reduced automatically to the limits of such validity, and if under any circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the Notes and not to the payment of interest. The provisions of this ss.6.10 shall control every other provision of this letter agreement and of each Note.

     6.11. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY MUTUALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OTHER LOAN DOCUMENTS OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ENTER INTO THIS LETTER AGREEMENT AND TO MAKE LOANS AS CONTEMPLATED HEREIN.

     VII. DEFINED TERMS

     7.1. DEFINITIONS. In addition to terms defined elsewhere in this letter agreement, as used in this letter agreement, the following terms have the following respective meanings:

     "Aggregate Revolving Bank Liabilities" - At any time, the sum of (i) the principal amount of all Revolving Loans then outstanding, PLUS (ii) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower, PLUS (iii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower.

     "Bank Certificate" - A certificate signed by an officer of the Bank setting forth any additional amount required to be paid by the Borrower to the Bank pursuant to ss.1.4, ss.1.9, ss.1.12, ss.1.13 or ss.6.1 of this letter agreement, which certificate shall be submitted by the Bank to the Borrower in connection with each demand made at any time by the Bank upon the Borrower with respect to any such additional amount, and each such certificate shall, save for manifest error, constitute presumptive evidence of the additional amount required to be paid by the Borrower to the Bank upon each demand. A claim by the Bank for all or any part of any additional amount required to be paid by the Borrower may be made before and/or after the end of the Interest Period to which such claim relates or during which such claim has arisen and before and/or after any payment hereunder to which such claim relates. Each Bank Certificate shall set forth in reasonable detail the basis for and the calculation of the claim to which it relates.

     "Business Day" - Any day which is not a Saturday, nor a Sunday nor another day on which banks in Boston, Massachusetts are authorized or directed to close; provided however that if the applicable provision relates to a LIBOR Loan, then the term "Business Day" shall not include any day on which dealings are not carried on in the London interbank market or on which banks are not open for business in London.

     "Capital Base" - At any time, the sum of (i) the consolidated Tangible Net Worth of the Borrower and Subsidiaries then existing, PLUS (ii) the principal amount of Subordinated Debt of the Borrower then outstanding (nothing contained herein being deemed to authorize the incurrence of any such Subordinated Debt).

     "Cash-Equivalents" - Each of the following: (i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof and entitled to the full faith and credit of the United States of America, (ii) demand deposits with the Bank or with any other commercial bank chartered by the United States or by any state and having undivided capital and surplus of not less than $1,000,000,000, or (iii) interests in mutual funds, substantially all of the assets of which shall be governmental obligations of the type described in clause (i) of this sentence.

     "Collateral" - All of the "Collateral", as defined in the Pledge Agreement and/or the Security Agreement, whether now existing and owned by the Borrower or hereafter arising or acquired.

     "DE MINIMIS Investment" - Any investment by the Borrower in the capital stock or other equity interest of another Person made for strategic reasons relating to the Borrower's biotechnology business; provided that (i) the Borrower will in no event own more than 25% of the outstanding capital stock or other equity interest of such Person, (ii) the total amount so invested by the Borrower in any one such other Person will not exceed $50,000; and (iii) the aggregate of all DE MINIMIS Investments will not exceed $250,000.

     "Default" - Any event or circumstance which, with the passage of time or the giving of notice or both, could become an Event of Default.

     "Earnings Available" - As determined for any period, the consolidated Net Income (or consolidated Net Loss, expressed as a negative number) of the Borrower and Subsidiaries for such period, PLUS, without duplication of any item, (i) all federal and state income taxes (but not taxes in the nature of an AD VALOREM property tax or a sales or excise tax) paid or accrued with respect to such period, (ii) all interest on any Indebtedness (whether senior debt or subordinated debt) paid or accrued by the Borrower and/or any of its Subsidiaries for such period and actually deducted on the consolidated books of the Borrower for the purposes of computation of consolidated Net Income (or consolidated Net Loss, as the case may be) for the period involved, and (iii) the amount of the provision for depreciation and/or amortization actually deducted on the consolidated books of the Borrower for the purposes of computation of consolidated Net Income (or consolidated Net Loss, as the case may be) for the period involved, but minus all cash taxes paid during such period by the Borrower and/or any of its Subsidiaries.

     "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

     "Eurocurrency Liabilities" - Has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as in effect from time to time, or in any successor regulation relating to the liabilities described in said Regulation D.

     "Event of Default" - As defined in ss.5.1.

     "Expiration Date" - September 30, 2002, unless extended by the Bank, which extension may be given or withheld by the Bank in its sole discretion.

     "Facility One Term Loans" - As defined in ss.1.5.

     "Facility One Term Note" - As defined in ss.1.1.

     "Facility Two Term Loans" - As defined in ss.1.7.

     "Facility Two Term Note" - As defined in ss.1.1.

     "Floating Rate" - As defined in ss.1.4.

     "Floating Rate Loan" - Any Loan which is a Floating Rate Revolving Loan or a Floating Rate Term Loan.

     "Floating Rate Revolving Loan" - Any Revolving Loan which bears interest at a rate calculated with reference to the Prime Rate.

     "Floating Rate Term Loan " - All or any portion of any Term Loan which bears interest at a rate calculated with reference to the Prime Rate.

     "Guideline Investments" - Investments made by the Borrower which are "Eligible Investments" as described in the Borrower's investment guidelines set forth in item 7.1 of the attached Disclosure Schedule and which meet the maturity requirements set forth in said investment guidelines.

     "Impositions" - All present and future taxes, levies, duties, impositions, deductions, charges and withholdings applicable to the Bank with respect to any LIBOR Loan, excluding, however, any taxes imposed directly on the Bank's income and any franchise taxes imposed on it by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof.

     "Indebtedness" - All obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with generally accepted accounting principles would be included as liabilities upon such Person's balance sheet at the date as of which Indebtedness, is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

     "Interest Payment Date" - As to each LIBOR Loan, the last day of Interest Period applicable to such LIBOR Loan.

     "Interest Period" - As to each LIBOR Loan, the period commencing with the date of the making of such LIBOR Loan and ending three months thereafter; provided that (A) any such Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day occurs in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (B) any such Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall end on the last Business Day of such calendar month, (C) no Interest Period may be selected as to all or any portion of any installment of principal of any Term Loan if such Interest Period would end after the regularly-scheduled due date of such installment of principal, and (D) no Interest Period may be selected as to any Revolving Loan which would end after the Expiration Date.

     "LIBOR" - With respect to each Interest Period for a LIBOR Loan, that rate per annum (rounded upward, if necessary, to the nearest 1/32nd of one percent) which represents the offered rate for deposits in U.S. Dollars, for a period of time comparable to such Interest Period, which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on that day that is two (2) London Banking Days preceding the first day of such Interest Period; provided, however, that if the rate described above does not appear on the Telerate System on any applicable interest determination date, LIBOR for such Interest Period shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to such Interest Period shown on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on that day that is two (2) London Banking Days prior to the beginning of such Interest Period. "London Banking Day" shall mean any date on which commercial banks are open for business in London. If both the Telerate and Reuters systems are unavailable, then LIBOR for any Interest

Period will be determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on that day that is two (2) London Banking Days preceding the first day of such Interest Period, as selected by the Bank. The principal London office of each of four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m., New York City time, on that day that is two London Banking Days preceding the first day of such Interest Period. In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR for the proposed Interest Period cannot be determined. The Bank shall give prompt notice to the Borrower of LIBOR as determined for each LIBOR Loan and such notice shall be deemed conclusively correct, absent manifest error.

     "LIBOR Interest Rate" - For any Interest Period, an interest rate per annum, expressed as a percentage, determined by the Bank pursuant to the following formula:

               *LIR =      LIBOR     +   1.55
                        -----------
                        [1.00 - RR]

                    Where LIR = LIBOR Interest Rate
                    LIBOR     = See definition of LIBOR
                    RR        = Reserve Rate

               *LIR to be rounded upwards to the next
               higher 1/32nd of 1%

The LIBOR Interest Rate will be adjusted during any Interest Period to reflect any change in the Reserve Rate during such Interest Period.

     "LIBOR Loan" - Any Loan which is a LIBOR Revolving Loan or a LIBOR Term
Loan.

     "LIBOR Revolving Loan" - Any Revolving Loan which bears interest at a LIBOR Interest Rate.

     "LIBOR Term Loan" - All or any portion of a Term Loan which bears interest at a LIBOR Interest Rate.

     "Loan" - Any Revolving Loan or any Term Loan.

     "Loan Documents" - Each of this letter agreement, the Revolving Note, the Term Notes, the Pledge Agreement, the Notice, the Security Agreement and each other instrument, document or agreement evidencing, securing, guaranteeing or relating in any way to any of the Loans or to any letters of credit issued hereunder, all whether now existing or hereafter arising or entered into.

     "London" - The City of London in England.

     "Maximum Revolving Amount" - At any date as of which same is to be determined, the amount by which (x) $3,000,000 exceeds (y) the sum of (i) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower PLUS (ii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower.

     "Net Income" (or "Net Loss") - The book net income (or book net loss, as the case may be) of a Person for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with generally accepted accounting principles consistently applied.

     "Net Quick Assets" - Such current assets of the Borrower as consist of cash, Cash-Equivalents, readily-marketable securities and Receivables (less an allowance for bad debt consistent with the Borrower's prior experience).

     "Notes" - Collectively, the Revolving Note and the Term Notes.

     "Notice" - As defined in ss.1.1.

     "Obligations" - All Indebtedness, covenants, agreements, liabilities and obligations, now existing or hereafter arising, made by the Borrower with or for the benefit of the Bank or owed by the Borrower to the Bank in any capacity.

     "PBGC" - The Pension Benefit Guaranty Corporation or any successor thereto.

     "Person" - An individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Pledge Agreement" - As defined in ss.1.1.

     "Prime Rate" - That variable rate of interest per annum designated by the Bank, from time to time, as being its prime rate, it being understood that such rate is merely a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

     "R&D Entity" - Any corporation or other entity created by the Borrower (alone or with a third party) to which the Borrower contributes any of its intellectual property in return for an equity investment in such corporation or other entity; provided that the Borrower does not guaranty, and is not otherwise liable as a matter of law for, any Indebtedness incurred by such corporation or other entity.

     "Readily-Marketable Securities" - Such securities as are publicly traded on the New York Stock Exchange, the American Stock Exchange or on the NASDAQ National Market System.

     "Receivables" - As to any Person, all of such Person's present and future accounts receivable for goods sold or for services rendered.

     "Reserve Rate" - The aggregate rate, expressed as a decimal, at which the Bank would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulation relating to such reserve requirements) against Eurocurrency Liabilities, as well as any other reserve required of the Bank with respect to LIBOR Loans. The LIBOR Interest Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Rate.

     "Revolving Loans" - As defined in ss.1.2.

     "Revolving Note" - As defined in ss.1.1.

     "SEC" - The Securities and Exchange Commission or any successor thereto.

     "Security Agreement" - As defined in ss.1.1.

     "Subordinated Debt" - Any Indebtedness of the Borrower which is expressly subordinated, pursuant to a subordination agreement in form and substance satisfactory to the Bank, to all Indebtedness now or hereafter owed by the Borrower to the Bank.

     "Subsidiary" - Any corporation or other entity of which the Borrower and/or any of its Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, fifty (50%) percent or more of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

     "Tangible Net Worth" - An amount equal to the total assets of any Person (excluding (i) the total intangible assets of such Person, (ii) any minority interests in Subsidiaries and (iii) any assets representing amounts due from any officer or employee of such Person or from any Subsidiary of such Person) minus the total liabilities of such Person. Total intangible assets shall be deemed to include, but shall not be limited to, the excess of cost over book value of acquired businesses accounted for by the purchase method, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense, capitalized software costs and experimental and development expenses).

     "Term Loans" - Collectively, the Facility One Term Loans and the Facility Two Term Loans.

     "Term Notes" - Collectively, the Facility One Term Note and the Facility Two Term Note.

     "Total Liabilities" - All Indebtedness of the Borrower and/or any Subsidiary of the Borrower (secured or unsecured, senior or subordinated) which would properly be included in liabilities shown on a balance sheet of the Borrower prepared in accordance with generally accepted accounting principles.

     "Unencumbered Cash Balance" - At any time, the total of all cash, Cash-Equivalents, Readily-Marketable Securities and Guideline Investments of the Borrower which are not subject to any pledge, lien, encumbrance or other restriction; provided that corporate debt of the type described in paragraph III
(7) of the Borrower's investment guidelines set forth in item 7.1 of the attached Disclosure Schedule will not be included within "Unencumbered Cash Balance" unless the Bank, in its sole discretion, approves each item of such corporate debt.

     Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

     7.2. MODIFICATIONS TO FACILITY ONE TERM NOTE AND FACILITY TWO TERM NOTE. Each of the Facility One Term Note and the Facility Two Term Note is deemed modified as follows:

          (i) All references in each of the Facility One Term Note and the Facility Two Term Note to a "Eurodollar Interest Rate" will be deemed to refer to the LIBOR Interest Rate, as determined pursuant to ss.7.1 above.

          (ii) All references in each of the Facility One Term Note and the Facility Two Term Note to a "COF Interest Rate" are deemed deleted.

          (iii) All references in each of the Facility One Term Note and the Facility Two Term Note to "Fixed Rate Loans" will be deemed to refer to LIBOR Term Loans, as defined in ss.7.1 above.

          (iv) All references in the second, fourth, sixth, eighth and ninth grammatical paragraphs of each of the Facility One Term Note and the Facility Two Term Note to a "Letter Agreement" will be deemed to refer to this letter agreement.

     This letter agreement is executed, as an instrument under seal, as of the day and year first above written.

                                               Very truly yours,

                                               GELTEX PHARMACEUTICALS, INC.

                                               By  /s/ Paul J. Mellett
                                                 -------------------------------
                                                 Name:  Paul J. Mellett
                                                 Title: Chief Financial Officer

Accepted and agreed:

FLEET NATIONAL BANK

By  /s/ Kimberly A. Martone
  -------------------------------
  Name:  Kimberly A. Martone
  Title: Senior Vice President

                               DISCLOSURE SCHEDULE

Item 2.1(a)         Jurisdictions in which Borrower is qualified; Subsidiaries,
                      Partnerships and Joint Ventures

Item 2.1(b)         5% Stockholders

Item 2.1(i)         Liabilities not shown on financial statements

Item 2.1(j)         Locations of Borrower's assets

Item 4.1            Existing Indebtedness

Item 4.2            Existing Liens

Item 4.3            Existing Guaranties

Item 4.5            Existing officer loans

Item 7.1            Investment Guidelines